Exhibit 10.iii.c.i

DESCRIPTION OF MODIFICATION TO MOSAIC MANAGEMENT INCENTIVE PROGRAM

On March 3, 2016, the Board of Directors of The Mosaic Company (the “Company”) authorized a change to the weighting of the safety incentive measures for executive officers for 2016 under the Company’s Management Incentive Plan. The OSHA recordable injury frequency rate for employees and contractors now has a weighting of 2%, and the effectiveness of Mosaic's Environmental, Health and Safety management system, measured against specified target goals, now has a weighting of 3%. Previously, the two safety measures were weighted equally.